EXHIBIT 24b

         CERTIFIED RESOLUTIONS OF THE BOARD OF DIRECTORS

     The undersigned, Laurel L. Grammig, hereby certifies that she is the duly elected, qualified and acting Secretary of Poe & Brown, Inc., a Florida corporation (the "Company"), and that the following resolutions were adopted by the Board of Directors of the Company at a special meeting held on February 20, 1998.

          RESOLVED, that the draft of the Company's 1997 Annual Report on Form 10-K submitted to the Directors prior to this meeting is hereby approved in form and substance, subject to any revisions, additions, deletions or insertions deemed necessary or appropriate by Laurel L. Grammig, the Company's Vice President, Secretary and General Counsel, and that the Chief Executive Officer and the Chief Financial Officer are hereby authorized to sign the Form 10-K on behalf of the Company, either personally or through a power of attorney, and to cause the Form 10-K to be filed with the Securities and Exchange Commission in accordance with the rules promulgated by the Commission;

          FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to take all actions they deem necessary or appropriate, including the payment of any necessary filing fees, to carry out the intent of the foregoing resolutions.

     IN WITNESS WHEREOF, the undersigned Secretary of the Company has executed this Certificate this 24th day of March, 1998.



                              /S/ LAUREL L. GRAMMIG
                              ______________________________
                              Laurel L. Grammig
                              Secretary